News Release CURO Announces David Kirchheimer Joining Board of Directors 12-04-2018 WICHITA, Kan.--(BUSINESS WIRE)-- CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, today announced that its Board of Directors has appointed David Kirchheimer, an advisory partner and retired Chief Financial Officer at Oaktree Capital Management, L.P., to the Company's Board of Directors effective December 3, 2018. Mr. Kirchheimer will also serve as a member of the Audit and Compensation Committees of the Board of Directors. “With David joining the board, we gain significant leadership and management expertise," said Don Gayhardt, CURO’s President and CEO. "He comes with a distinguished professional career in finance, accounting and management. We are looking forward to David’s wealth of knowledge and guidance as we continue to execute on our long-term growth strategy.” Mr. Kirchheimer served as Oaktree’s CFO, Chief Administrative Officer and principal accounting officer upon the firm’s founding in 1995, and on its board from the board’s inception in 2007 until his retirement in March 2017. Oaktree is a leader among global investment managers specializing in alternative investments, with $124 billion in assets under management as of September 30, 2018. Prior to Oaktree, Mr. Kirchheimer held senior financial management positions with Ticketmaster Corporation, Republic Pictures Corporation and The Zond Group. He started his career as an auditor at Price Waterhouse (now PricewaterhouseCoopers). Mr. Kirchheimer holds an MBA from the University of Chicago’s Booth School of Business and a BA from Colorado College. “I am thrilled to join the CURO family, to help it continue to scale in size, impact and resources as a relatively new public company,” said Mr. Kirchheimer. “As I’ve gotten to know Don, his senior management team, and my fellow directors, I have developed a great deal of respect for the organization and all the individuals that have made it a market leader.” With the addition of Mr. Kirchheimer to the Board of Directors, CURO now complies with the independence requirements of the New York Stock Exchange as described in our proxy filed with the SEC on April 4, 2018. About CURO: CURO (NYSE: CURO), operating in three countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States, and expanding to offer online loans and financial services across three countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash, Rapid Cash, Cash Money, LendDirect, Avio Credit, WageDayAdvance, Juo Loans, and Opt+. With over 20 years of operating experience, CURO provides financial freedom to the underbanked. (CURO-NWS) View source version on businesswire.com: https://www.businesswire.com/news/home/20181204005243/en/ CURO Group Holdings Corp. Investor Relations: Roger Dean, 844-200-0342 Executive Vice President & Chief Financial Officer IR@curo.com Gar Jackson, 949-873-2789 Global IR Group gar@globalirgroup.com Source: CURO Group Holdings Corp.